UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

_______________________

FORM 8-K

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CURRENT REPORT
PURSUANT TO SECTION 13 OR 15 (d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): March 11, 2013

The Interpublic Group of Companies, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	1-6686	13-1024020
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1114 Avenue of the Americas, New York, New York		10036
(Address of Principal Executive Offices)		(Zip Code)

Registrant's telephone number, including area code: 212-704-1200

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01    Other Events.

As a result of the cumulative effect of (1) the cash dividend on common stock declared by the Board of Directors of The Interpublic Group of Companies, Inc. (“IPG” or the “Company”) payable on March 25, 2013 to holders of record as of March 11, 2013, and (2) the IPG common stock cash dividend paid on December 17, 2012, the number of shares of IPG common stock into which the Company's 5 1/4% Series B Cumulative Convertible Perpetual Preferred Stock (the “Series B Preferred Stock”) may be converted has been adjusted in accordance with the terms of the Series B Preferred Stock.

The applicable conversion rate for the Series B Preferred Stock has been adjusted as follows:

Former Conversion Rate	New Conversion Rate	Former Total Conversion Shares	New Total Conversion Shares
76.2197	77.1251	16,880,682	17,081,204

The conversion rate with respect to the Series B Preferred Stock is the number of IPG common shares into which each share of Series B Preferred Stock may be converted, which as adjusted represents a conversion price of approximately $12.97 per conversion share.

The conversion rate with respect to the Company's 4.75% Convertible Senior Notes due 2023 (the “4.75% Notes”) has not been adjusted since December 2012 because the applicable threshold before adjustment is required has not been reached. The Company has called the 4.75% Notes for redemption on March 15, 2013, and accordingly there will not be any further adjustments of the conversion rate for the 4.75% Notes.  As a result of the redemption, noteholders have the option to convert their 4.75% Notes into IPG common stock at any time through March 14, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE INTERPUBLIC GROUP OF COMPANIES, INC.
Date: March 11, 2013	By:	/s/ ANDREW BONZANI
Andrew Bonzani Senior Vice President, General Counsel and Secretary